Exhibit 99.1

McGrath RentCorp Announces Results for First Quarter 2008

EPS Increases 16% to $0.43 for the Quarter

Rental Revenues Increase 11%

LIVERMORE, Calif.--(BUSINESS WIRE)--McGrath RentCorp (NASDAQ:MGRC) today announced revenues for the quarter ended March 31, 2008, of $65.4 million, an increase of 8%, compared to $60.8 million in the first quarter 2007. The Company reported net income for the first quarter 2008 of $10.3 million, or $0.43 per diluted share, compared to net income of $9.3 million, or $0.37 per diluted share, in the first quarter 2007.

For the first quarter of 2008, the Company’s Mobile Modular division reported a 9% increase in rental revenues to $25.9 million compared with $23.8 million in the first quarter 2007, with gross profit on rental revenues increasing 9% to $17.2 million from $15.7 million in the first quarter 2007. Sales revenues decreased $1.3 million from $4.2 million in the first quarter 2007 to $2.9 million, and gross profit on sales decreased $0.4 million to $0.9 million in the first quarter 2008. Total gross profit increased 4% from $19.5 million in the first quarter 2007 to $20.3 million in the first quarter 2008. Selling and administrative expenses increased $0.5 million from $6.4 million to $6.9 million in the first quarter 2008. As a result, Mobile Modular’s pre-tax income increased 5% from $11.2 million to $11.7 million in the first quarter 2008.

For the first quarter of 2008, the Company’s TRS-RenTelco division reported a 15% increase in rental revenues to $22.3 million from $19.5 million in the first quarter of 2007, with gross profit on rental revenues increasing 20% to $9.6 million from $7.9 million in the first quarter 2007. Sales revenues increased 10% from $4.1 million to $4.5 million in the first quarter 2008, with gross profit on sales increasing $0.4 million to $1.8 million from $1.4 million in the first quarter 2007. Selling and administrative expenses increased $1.1 million to 5.9 million in the first quarter 2008. As a result, TRS-RenTelco’s pre-tax income increased 21% from $4.3 million to $5.2 million in the first quarter 2008.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our first quarter results reflect the continuing growth of our modulars and electronics rental businesses. Our long-term success has been and will continue to be driven by rental revenue growth, higher levels of gross profit and healthy gross margin on rents.

Mobile Modular’s 9% increase in rental revenues over the first quarter of last year is primarily related to classroom and commercial building shipments in the second and third quarters of 2007. We should experience a full 12 months of rental revenues on a large number of these orders. Gross profit on rents increasing 9% compared to a year ago was driven by the higher rental revenue level, and lower direct costs of rental operations to maintain and process rental equipment, as a percentage of rents.

TRS-RenTelco’s 15% increase in rental revenues over the first quarter of last year reflects a higher base of business entering 2008 and a healthy market environment during the first quarter. Gross profit on rents increasing 20% compared to a year ago was the result of higher rental revenues, and lower depreciation and direct costs of rental operations to calibrate and process rental equipment, as a percentage of rents.

We had strong operating performances in both rental divisions during the first quarter that led to an increase in net income compared to a year ago. Our quarter over quarter EPS growth also benefited from our buyback of approximately 1.7 million shares of the Company’s stock over the past two quarters. This reduction in outstanding shares compared to a year ago provided approximately a $0.02 diluted earnings per share benefit in our first quarter results.”

FIRST QUARTER 2008 HIGHLIGHTS (AS COMPARED TO FIRST QUARTER 2007)

  Rental revenues increased 11% to $48.3 million. Within rental revenues, Mobile Modular increased 9% from $23.8 million to $25.9 million; TRS-RenTelco increased 15% from $19.5 million to $22.3 million.
  Sales revenues decreased 2% to $9.2 million, resulting from lower sales volume in Mobile Modular, partly offset by higher sales volume in TRS-RenTelco and Enviroplex. The lower sales volume and higher gross margin percentage of 36.8% compared with 30.2% in 2007, resulted in a gross profit increase of $0.6 million. Sales revenues and related gross margins can fluctuate from quarter to quarter depending on customer requirements, equipment availability and funding.
  Depreciation of rental equipment increased 12% to $13.4 million, with Mobile Modular increasing 11% to $3.2 million from $2.9 million in 2007, and TRS-RenTelco increasing 12% to $10.2 million from $9.1 million in 2007.
  Debt increased $21.0 million during the quarter to $218.8 million, with the Company’s funded debt (notes payable) to equity ratio increasing from 0.81 to 1 at December 31, 2007 to 0.96 to 1 as of March 31, 2008. As of March 31, 2008, the Company had capacity to borrow an additional $24.2 million under its lines of credit.
  Repurchases of Common Stock totaled 968,749 shares for the first quarter of 2008 for an aggregate repurchase price of $21.9 million, or an average price of $22.61 per share. As of March 31, 2008, 210,878 shares remain authorized for repurchase.
  Dividend rate increased 11% to $0.20 per share for the first quarter 2008, as compared to $0.18 per share for the first quarter of 2007. On an annualized basis, this dividend represents a 3.3% yield on the May 7, 2008 close price of $23.99.
  Adjusted EBITDA increased 10% to $34.3 million for the first quarter of 2008 compared to $31.3 million for the first quarter of 2007. At March 31, 2008, the Company’s ratio of funded debt to the last twelve months Adjusted EBITDA was 1.55 compared to 1.43 at December 31, 2007. Adjusted EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Form 10-K, 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Form 10-K, 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company reconfirms its 2008 full-year earnings per share to be in a range of $1.72 to $1.82 per diluted share. Such a forward-looking statement reflects McGrath RentCorp’s expectations as of May 8, 2008. Actual 2008 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

About McGrath RentCorp

Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers’ temporary and permanent space needs in California, Texas, Florida, North Carolina and Georgia. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K – 12 in California. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

CONFERENCE CALL NOTE: As previously announced in its press release of April 9, 2008, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 8, 2008 to discuss the first quarter 2008 results. To participate in the teleconference, dial 1-800-257-7063 (in the U.S.), or 1-303-262-2138 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.), or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11111984.

This press release contains statements, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “estimates”, “will”, “should”, “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed under "Risk Factors" and elsewhere in the Company’s 10-K, 10-Q and other SEC filings, including the following: the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture our products in a timely manner and to our specifications; our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; state funding for education; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our educational and electronics business; intense industry competition; our ability to timely deliver, install and redeploy our modular products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release. The Company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or developments.

MCGRATH RENTCORP
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Three Months Ended March 31,
(in thousands, except per share amounts)	2008	2007
REVENUES
Rental	$48,236	$43,308
Rental Related Services	7,342	7,422
Rental Operations	55,578	50,730
Sales	9,173	9,343
Other	664	680
Total Revenues	65,415	60,753

COSTS AND EXPENSES
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	13,418	12,019
Rental Related Services	5,215	5,093
Other	8,090	7,598
Total Direct Costs of Rental Operations	26,723	24,710
Costs of Sales	5,798	6,526
Total Costs	32,521	31,236
Gross Profit	32,894	29,517
Selling and Administrative	13,544	11,648
Income from Operations	19,350	17,869
Interest	2,467	2,621
Income Before Provision for Income Taxes	16,883	15,248
Provision for Income Taxes	6,618	5,947
Income Before Minority Interest	10,265	9,301
Minority Interest in Loss of Subsidiary	—	(27)
Net Income	$10,265	$9,328
Earnings Per Share:
Basic	$0.43	$0.37
Diluted	$0.43	$0.37
Shares Used in Per Share Calculation:
Basic	23,978	25,114
Diluted	24,094	25,387

Cash Dividends Declared Per Share	$0.20	$0.18

MCGRATH RENTCORP
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	March 31,	December 31,
(in thousands)	2008	2007

ASSETS
Cash	$333	$5,090
Accounts Receivable, net of allowance for doubtful accounts of $1,100 in 2008 and $1,400 in 2007	60,378	67,061

Rental Equipment, at cost:
Relocatable Modular Buildings	481,819	475,077
Electronic Test Equipment	242,755	232,349
	724,574	707,426
Less Accumulated Depreciation	(231,329)	(221,412)
Rental Equipment, net	493,245	486,014

Property, Plant and Equipment, net	72,637	66,480
Prepaid Expenses and Other Assets	16,596	17,591
Total Assets	$643,189	$642,236

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$218,755	$197,729
Accounts Payable and Accrued Liabilities	48,489	55,642
Deferred Income	25,293	28,948
Deferred Income Taxes, net	121,641	115,886
Total Liabilities	414,178	398,205

Shareholders’ Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 23,635 shares in 2008 and 24,578 shares in 2007	41,596	41,917
Retained Earnings	187,415	202,114
Total Shareholders’ Equity	229,011	244,031
Total Liabilities and Shareholders’ Equity	$643,189	$642,236

MCGRATH RENTCORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended March 31,
(in thousands)	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$10,265	$9,328
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	14,050	12,588
Provision for Doubtful Accounts	254	20
Non-Cash Stock Compensation	932	850
Gain on Sale of Rental Equipment	(2,340)	(2,057)
Change In:
Accounts Receivable	6,429	(420)
Prepaid Expenses and Other Assets	995	334
Accounts Payable and Accrued Liabilities	(7,085)	(4,809)
Deferred Income	(3,655)	(4,293)
Deferred Income Taxes	5,755	4,882
Net Cash Provided by Operating Activities	25,600	16,423

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(21,605)	(27,295)
Purchase of Property, Plant and Equipment	(6,789)	(815)
Proceeds from Sale of Rental Equipment	5,374	5,181
Net Cash Used in Investing Activities	(23,020)	(22,929)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings Under Bank Lines of Credit	21,026	8,660
Proceeds from the Exercise of Stock Options	386	1,407
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	25	471
Repurchase of Common Stock	(24,418)	—
Payment of Dividends	(4,356)	(4,016)
Net Cash Provided by (Used in) Financing Activities	(7,337)	6,522

Net Increase (Decrease) in Cash	(4,757)	16
Cash Balance, beginning of period	5,090	349
Cash Balance, end of period	$333	$365

Interest Paid, during the period	$2,160	$1,904
Income Taxes Paid, during the period	$838	$594
Dividends Declared, not yet paid	$4,727	$4,533
Rental Equipment Acquisitions, not yet paid	$9,482	$8,847

Mobile Modular – Q1 2008 compared to Q1 2007 (Unaudited)
(dollar amounts in thousands)	Three Months Ended March 31,		Increase (Decrease)
	2008	2007	$	%
Revenues
Rental	$25,915	$23,836	$2,079	9%
Rental Related Services	6,901	7,049	(148)	-2%
Rental Operations	32,816	30,885	1,931	6%
Sales	2,872	4,166	(1,294)	-31%
Other	145	162	(17)	-11%
Total Revenues	$35,833	$35,213	$620	2%

Gross Profit
Rental	$17,167	$15,742	$1,425	9%
Rental Related Services	2,069	2,320	(251)	-11%
Rental Operations	19,236	18,062	1,174	7%
Sales	930	1,307	(377)	-29%
Other	145	162	(17)	-11%
Total Gross Profit	$20,311	$19,531	$780	4%

Pre-tax Income	$11,705	$11,182	$523	5%

Other Information
Depreciation of Rental Equipment	$3,240	$2,929	$311	11%
Interest Expense Allocation	$1,679	$1,893	$(214)	-11%

Average Rental Equipment [1]	$451,325	$412,202	$39,123	10%
Average Rental Equipment on Rent [1]	$372,186	$335,017	$37,169	11%
Average Monthly Total Yield [2]	1.91%	1.93%		-1%
Average Utilization [3]	82.5%	81.3%		1%
Average Monthly Rental Rate [4]	2.32%	2.37%		-2%

Period End Rental Equipment [1]	$452,801	$413,227	$39,574	10%
Period End Utilization [3]	82.3%	81.5%		1%
Period End Floors [1]	26,460	24,910	1,550	6%

1 Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

TRS-RenTelco – Q1 2008 compared to Q1 2007 (Unaudited)
(dollar amounts in thousands)	Three Months Ended March 31,		Increase (Decrease)
	2008	2007	$	%
Revenues
Rental	$22,321	$19,472	$2,849	15%
Rental Related Services	441	373	68	18%
Rental Operations	22,762	19,845	2,917	15%
Sales	4,478	4,091	387	10%
Other	519	518	1	0%
Total Revenues	$27,759	$24,454	$3,305	14%

Gross Profit
Rental	$9,561	$7,949	$1,612	20%
Rental Related Services	58	9	49	nm
Rental Operations	9,619	7,958	1,661	21%
Sales	1,814	1,451	363	25%
Other	519	518	1	0%
Total Gross Profit	$11,952	$9,927	$2,025	20%

Pre-tax Income	$5,165	$4,288	$877	21%

Other Information
Depreciation of Rental Equipment	$10,178	$9,090	$1,088	12%
Interest Expense Allocation	$894	$878	$16	2%

Average Rental Equipment [1]	$235,122	$191,574	$43,548	23%
Average Rental Equipment on Rent [1]	$161,658	$127,567	$34,091	27%
Average Monthly Total Yield [2]	3.16%	3.39%		-7%
Average Utilization [3]	68.8%	66.6%		3%
Average Monthly Rental Rate [4]	4.60%	5.09%		-10%

Period End Rental Equipment [1]	$238,960	$197,980	$40,980	21%
Period End Utilization [3]	68.4%	66.9%		2%

1 Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

nm = Not Meaningful

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company presents Adjusted EBITDA which is defined by the Company as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.

The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance and evaluate the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available to operations and the performance of the Company. Because we find Adjusted EBITDA useful the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges and income from the minority interest in the Company’s Enviroplex subsidiary. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of Adjusted EBITDA is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Since Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Net Income	$10,265	$9,328	$43,347	$42,569
Minority Interest in Income (Loss) of Subsidiary	—	(27)	91	285
Provision for Income Taxes	6,618	5,947	28,009	25,165
Interest	2,467	2,621	10,565	11,028
Income from Operations	19,350	17,869	82,012	79,047
Depreciation and Amortization	14,050	12,588	55,465	48,666
Non-Cash Stock-Based Compensation	932	850	3,538	3,147
Adjusted EBITDA [1]	$34,332	$31,307	$141,015	$130,860

Adjusted EBITDA Margin [2]	52%	52%	49%	49%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Adjusted EBITDA [1]	$34,332	$31,307	$141,015	$130,860
Interest Paid	(2,160)	(1,904)	(10,973)	(10,913)
Income Taxes Paid	(838)	(594)	(14,668)	(14,493)
Gain on Sale of Rental Equipment	(2,340)	(2,057)	(10,309)	(10,080)
Change in certain assets and liabilities:
Accounts Receivable, net	6,683	(400)	(144)	(9,150)
Prepaid Expenses and Other Assets	995	334	(1,057)	(261)
Accounts Payable and Other Liabilities	(7,417)	(5,970)	(3,527)	3,976
Deferred Income	(3,655)	(4,293)	3,734	1,099

Net Cash Provided by Operating Activities	$25,600	$16,423	$104,071	$91,038

1 Adjusted EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and other non-cash stock-based compensation.

2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer